Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Range Resources Corporation and in the related Prospectus and to the incorporation by reference therein of our report dated January 31, 2003, with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of and for the year ended December 31, 2002 included in the Annual Report (Form 10-K/A) of Range Resources Corporation for the year ended December 31, 2003. We also consent to the incorporation by reference in the Registration Statement on Form S-3 of Range Resources Corporation and in the related Prospectus of our report dated February 11, 2004 with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of December 31, 2003 and 2002 and for the two years then ended appearing in the current report on Form 8-K/A filed on August 17, 2004.

Fort Worth, Texas
August 17, 2004